EXHIBIT 99.1

Press release dated February 6, 2008

NEWS RELEASE

Valerie C. Carlson
Corporate Communications
203.338.2351 Fax: 203.338.3461
Valerie.Carlson@peoples.com

FOR IMMEDIATE RELEASE

February 6, 2008

PEOPLE’S UNITED FINANCIAL APPOINTS PHILIP R. SHERRINGHAM AS CHIEF EXECUTIVE OFFICER AND PRESIDENT

BRIDGEPORT, CT – People’s United Financial, Inc. (NASDAQ: PBCT) announced today that the Board of Directors has appointed Philip R. Sherringham as Chief Executive Officer, President and a member of the board of the company. Sherringham had assumed the roles of acting-CEO and President in November when former CEO and President John A. Klein announced a leave of absence to recover from cancer surgery. Klein succumbed to the disease on January 25.

“In his former role as Chief Financial Officer and acting Chief Executive Officer and President, Philip was instrumental in both shaping and helping execute the bank’s successful strategy over the past five years,” said George P. Carter, Chairman of the Board of Directors of People’s United Financial. “In John’s absence, Philip took leadership in closing the acquisition of the Chittenden Corporation, putting in place the new leadership team, and beginning the integration activities essential to building the Northeast’s premier regional banking company. We look forward to Philip’s leadership of People’s United as he continues John’s legacy while bringing his own unique perspective, experience and talents to the position.”

Prior to joining People’s United in 2003, Sherringham served as Executive Vice President and CFO of United California Bank in Los Angeles. Previously, he was CFO at Citadel/Fidelity Federal Bank in Glendale, California from 1991 to 1993, and prior to that was Treasurer at Los Angeles-based CalFed Inc./California Federal Bank from 1989 to 1991.

Sherringham has an undergraduate degree from Paris University and is a graduate of Hautes Etudes Commerciales in Paris. He completed the International Management Program offered in cooperation by New York University, the London Business School and Hautes Etudes Commerciales.

People’s United will launch a search for a new CFO immediately; Sherringham will continue in the role until the new CFO is hired.

People’s United Financial, the largest New England-based banking company, has over $21 billion in assets and provides consumer and commercial banking services through a network of more than 300 branches in Connecticut, Massachusetts, Vermont, New Hampshire, Maine and New York. People’s United Financial provides equipment financing, asset management, brokerage and financial advisory services, and insurance services.

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